Exhibit 23.4
CONSENT OF INDEPENDENT RESERVE ENGINEERS
Ryder Scott Company has issued a report as of December 31, 2006 of the “Estimated Future Reserves and Income Attributable to Certain Leasehold interests (SEC Case)” for Ultra Petroleum Corp. Ryder Scott Company consents to the incorporation by reference in this Registration Statement on Form S-3 to the reference in Ultra Petroleum Corp.’s Annual Report on Form 10-K for the year ended December 31, 2008 to Ryder Scott Company Reserve report dated January 30, 2007 referenced in “Item 2. Properties — Oil and Gas Reserves” exclusive of future income taxes.

By:	/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm License No. F-1580
Houston, Texas
September 15, 2009